EXHIBIT 10.12

INDEPENDENT CONTRACTOR’S AGREEMENT

AGREEMENT dated as of the 1st day of October, 2003 between DayStar Technologies, Inc. (“Company”) whose principal address is 900 Golden Gate Terrace, Suite A, Grass Valley, CA 95945 and Karen Schneider (“CONTRACTOR”), whose principal address is 16975 Alder Circle, Lake Oswego, OR 97034.

Company is engaged in research, development, promotion and like business activities, including but not limited to, photovoltaic cells, modules, systems and related products and processes. Company desires to contract and to continue contracting services of CONTRACTOR under circumstance enabling CONTRACTOR to fully and productively participate in the business activities of Company. The Company also desires to acquire and confirm its proprietary rights in any “Invention” as herein defined which CONTRACTOR might make during his/her contract with Company and to prevent any unauthorized disclosure of “Proprietary Information” as herein defined by Company. Therefore, in consideration of the contract of CONTRACTOR with Company and in consideration of the mutual understandings and obligations set forth below, Company and CONTRACTOR hereby agree as follows:

1. Definitions.

For purposes of this Agreement, the following terms are defined as follows:

(a) “Invention(s)” shall mean discoveries, designs, improvements, developments, new concepts and new ideas, whether patentable or not, which relate in any way to (i) the subject matter of CONTRACTOR’s work for Company, (ii) the business of Company, or (iii) actual or demonstrably anticipated research or development, including but not limited to, modifications of photovoltaic cells, modules, systems and products and processes related to the use or production thereof and/or related know-how.

(b) “Proprietary Information” shall mean information relating to the business activities of Company, including but not limited to, any invention, equipment, products, product development, research, research project, electronic and/or computer program, scientific, technical or business information, scientific or production techniques, specifications, data, technology, test procedures or results, know-how, trade secrets, processes, future plan, merchandising or selling techniques, customer list, market study, cost or price study, financial information or similar business information contributed to, developed by, disclosed or known by CONTRACTOR because of his/her contract with company.

2. Scope of this Agreement.

This Agreement shall apply only to the Services (as defined below) after the effective date, and prior to the termination, of this Agreement. This Agreement constitutes the entire agreement between the Company and the Contractor and supersedes any and all prior agreements, communications, negotiations and representations, whether oral or written, between the Company and the Contractor.

3. Performance of Services.

The Contractor shall perform, in accordance with this Agreement, those services as specified in the implementation plan, of which the appropriate section is attached hereto and incorporated herein by this reference. The Contractor possesses sufficient professional experience and training, educational background and professional skills to perform the services and maintains sufficient equipment and office space suitable to carry out the services. The Contractor acknowledges that the Company may only require that the Contractor perform the Services at certain times or upon certain conditions.

4. Term.

This Agreement shall commence on October 1, 2003 and continue on a month to month basis until terminated in accordance with this Agreement.

5. Compensation.

(a) Subcontract Services. In return for faithfully providing the Services in accordance with this Agreement, the Company shall pay the Contractor certain fees (the “Fees”) as described in the attached “Task Assignments” document hereto and incorporated herein by this reference.

(b) No Fringe Benefits. As an independent Contractor, the Contractor shall have no right to any compensation from the Company other than the Fees and the reimbursement of Transportation Related Expenses (as defined below). Without limiting the foregoing, The Company shall have no obligation to provide the Contractor with (a) industrial accident, worker’s compensation or unemployment insurance; (b) medical insurance or the payment of medical insurance premiums; (c) vacation, sick or holiday pay; (d) payment or withholding of social security or other taxes; or (e) any other benefits that are now, or may from time to time become, available to employees of The Company.

(c) Invoices Monthly. Invoices and detailed time reports will be provided by the Contractor to the Company, on the first of each month. Payment of such invoices will be made to the Contractor within 10 days of receipt of said invoice.

6. Expenses.

The Contractor agrees that expenses in excess of $100 must be approved by the Company in advance of such expenses being incurred. In all cases, Contractor agrees to submit an expense report monthly with all receipts for goods and services paid for by Contractor.

7. Confidentiality of Inventions and Proprietary Information.

CONTRACTOR will not at any time during and/or after his/her contract with Company, directly or indirectly disclose to or discuss with anyone outside of Company, or use, or reproduce or publish any Inventions or Proprietary Information which is not otherwise publicly available and which pertains to the business activities of Company unless CONTRACTOR first secures the written permission of Company to make such disclosure, use, reproduction or publication. Upon termination of contract with Company CONTRACTOR will deliver to Company all originals and copies in CONTRACTOR’s control or possession of any and all objects, materials, devices, or substances which come into his/her possession by virtue of his/her contract with Company, including any writing, records, journals, data, drawings, samples, prototype models or photographs which describe, depict, contain or record any Inventions or Proprietary Information. All such items delivered by CONTRACTOR to Company shall be sufficiently identified, and accompanied with sufficient explanation, to render such items useful to Company in the conduct of its business.

8. Disclosure of Inventions.

CONTRACTOR agrees to devote his/her best efforts to the services of Company and to promptly and fully disclose to Company any Inventions made or conceived by CONTRACTOR either individually or jointly with others.

9. Inventions Property of Company.

CONTRACTOR agrees that any Invention which CONTRACTOR has made or may make in consequence of and during the period of his/her contract with Company, or within the six-month period following their termination of such contract, shall be the sole and exclusive property of Company, whether or not (a) patent applications are filed thereon; (b) the Invention is utilized by Company; or (c) the Invention is conceived by CONTRACTOR individually or jointly with others. CONTRACTOR shall assign to Company all right, title and interest to invention(s) as herein before defined.

However, CONTRACTOR has no obligation to assign to Company any Invention for which no equipment, supplies, facilities or Proprietary Information of Company was used and which was developed entirely on CONTRACTOR’s own time, unless:

(a) the Invention relates directly to the business of Company,

(b) the Invention relates to actual or demonstrably anticipated research or development work of Company; or

(c) the Invention results from any work performed by CONTRACTOR for Company.

To determine whether CONTRACTOR has an obligation to assign any Invention to Company, CONTRACTOR shall promptly make full disclosure of such Invention to Company in writing.

10. Cooperation by CONTRACTOR.

Whenever requested by Company, CONTRACTOR agrees to assist and cooperate with Company, at Company’s expense, in:

(a) the obtaining, maintaining and enforcing of United States and foreign patents for any Invention. This assistance and cooperation shall include, but is not limited to:

(i)	making application for United States and foreign patents on any Invention if so requested by Company;

(ii)	assigning all of CONTRACTOR’s right, title and interest in and to such Invention and any patent, applications thereon to Company or its designee;

(iii)	executing all documents and rendering all assistance as may be reasonably necessary to protect the rights of Company or its designee and to vest in Company or its designee all rights to any such Invention, patent application, or patent;

(b) the registering, maintaining and enforcing of any United States or foreign copyright, mask work or trademark in any Proprietary Information; and

(c) otherwise seeking, maintaining and enforcing any legal rights to any Proprietary Information, including trade secrets, of Company.

11. Reservation of Prior Inventions.

Within ten (10) days of the execution of this Agreement, CONTRACTOR shall submit to Company a written statement listing all issued patents, pending patent applications, and other invention disclosures which CONTRACTOR;

(a) Currently has or in the past has had any ownership interest in or claimed to; or,

(b) developed prior to being contracted by Company and,

which CONTRACTOR desires to remove from this Agreement. If CONTRACTOR has not owned, claimed an interest in or developed any such patents, pending applications or inventive disclosures, a statement shall so indicate. The statement shall be subject to approval of EMPLOYER in writing.

12. Miscellaneous.

(a) This Agreement shall be binding upon and for the benefit of CONTRACTOR and Company, and their respective successors, assigns, designees, and personal representatives (as well as, in the case of Company, any subsidiary or affiliate of Company); provided that CONTRACTOR may not assign any of the benefits due or which may become due to CONTRACTOR under this Agreement without the prior written consent of Company.

(b) In the event of CONTRACTOR’s death, benefits due or to become due hereunder shall become part of CONTRACTOR’s estate and be distributed to those lawfully entitled thereto.

(c) In any case in which Company determines that it has no interest in an Invention or other matter covered by this Agreement, Company, by written statement, may release such an Invention or other matter to CONTRACTOR as designated in the Company Contractor Patent Plan policy.

(d) Reference to termination of contract with Company shall mean termination of the contract relationship between Company and CONTRACTOR regardless of whether termination is initiated by Company or CONTRACTOR.

(e) This Agreement is not a contract of contract, and no rights to hire or continuation of contract are hereby created.

(f) If any one or more of the provisions of this Agreement shall for any reason be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing such provisions, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. This Agreement shall be governed by the laws of the State of California.

13.	Termination.

The restrictions on CONTRACTOR set forth in this Agreement shall survive the termination of contract, whether such termination is with or without cause. This Agreement shall terminate immediately upon the occurrence of any of the following events:

(a) Mutual written agreement between The Company and the Contractor;

(b) The Contractor’s inability to perform the Services for any reason, including without limitation, the death, mental incapacity or physical disability of the Contractor or any individual owning a controlling equity interest in, employed by or sufficiently necessary to the operations of the Contractor that the Contractor cannot sufficiently perform the Services;

(c) The Contractor’s failure or refusal to faithfully or diligently perform the Services or the provisions of this Agreement; and

(d) Improper professional or unethical conduct by the Contractor or any individual performing the Services;

(e) Termination at Will. Contractor and Company expressly acknowledge that the independent Contractor relationship created by this Agreement is “AT WILL” and that either party may terminate this Agreement for any or no reason upon delivery to the other party, at the address set forth in the first paragraph of this Agreement, of THIRTY (30) days’ written notice of termination of this Agreement. Delivery of such notice shall be effective upon either personal service, three days following the date upon which such notice is deposited in the U.S. mail, certified mail, return receipt requested, or one day following deposit with a nationally reputable overnight courier service marked for next-day delivery.

CONTRACTOR agrees that for a period of one (1) year after termination of his/her contract with Company, that he/she will not individually, or as an agent of another employer or in any other manner, attempt to exploit any business opportunity of Company which at the time CONTRACTOR terminates contract is within the existing business activities of Company, relates to the actual or demonstrably anticipated research or development work of Company, or relates to any work performed by CONTRACTOR for Company.

14. Attorney’s Fees.

In the event any suit, arbitration proceeding, or action is commenced by either party to enforce any of the terms or provision of this Agreement, the prevailing party shall be entitled to all costs and reasonable attorneys’ fees (together with the costs and disbursements of such attorneys) incurred therein.

15. Arbitration.

All disputes, claims, controversies, or grievances arising out of or in connection with the Services, this Agreement or the breach thereof, shall be resolved by arbitration in accordance with the voluntary labor arbitration rules of the American Arbitration Association, and any judgment upon the award rendered by the arbitrator may be entered by any court having competent jurisdiction thereof in the State of California.

16. Disclosure of Conflicts of Interest.

The Contractor shall disclose in writing to The Company, upon execution of this Agreement, any prior or current business, personal or other relationships between the Contractor and any of the clients or customers of The Company for whom the Contractor may perform services in the future. The Contractor also shall promptly disclose in writing to The Company, prior to providing any services, the Contractor’s intent to provide services to any client or customer of The Company.

17. Miscellaneous.

(a) Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of California. Any action at law, suit in equity or other judicial or arbitral proceeding for the enforcement or breach of this Agreement or any provision thereof shall be instituted and conducted in the County of Denver, State of Colorado.

(b) Amendments. No amendments, variations, modifications or alterations of the terms and conditions of this Agreement shall be valid unless in writing and signed by all parties hereto.

(c) Assignability. The Contractor’s rights and obligations under this Agreement are personal in nature, and the Contractor shall not assign such rights nor delegate such duties without prior written consent of The Company. Any agreement purporting to so assign the rights of the Contractor hereunder, delegate the duties of the Contractor hereunder or both shall be null and void and of no force or effect.

(d) Successors and Assigns. This Agreement shall bind and inure to the benefit of both The Company and the Contractor and their respective successors, permitted assigns, and legal representatives.

(e) Severability. Any provision of this Agreement deemed illegal or unenforceable shall be ineffective to the extent of such illegality or unenforceability without invalidating the remaining provisions herein, and any such illegal or unenforceable provision shall be deemed modified in a manner that it is no longer illegal or unenforceable.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first set forth above.

/s/ KAREN L. SCHNEIDER

Contractor

Karen L. Schneider

Type or Print Name [SSN]

ACCEPTED BY:

By:

Title:

Attachments:

A. Task Assignments

B. Compensation Plan

C. Inventions Reservation

Schedule A – Task Assignments

1.0	During the term of this Agreement, Contractor shall, as requested, render consulting, advisory and business development services to DayStar, be responsible for maintaining contacts with cognizant commercial and Department of the Defense representatives and other government representatives as agreed to, and directed by the DayStar representative designated. Tasking will include, but not be limited to:

a)	Identify near-term government contract opportunities (DARPA, MDA, Army, AFRL, etc.).

b)	Conduct business development with customers regarding potential electricity projects

c)	Maintain, expand and solidify existing customer relationships and move them to long-term, formal contractual agreements.

d)	Identify and develop business opportunities and establish relationships with new customers of DayStar products. Move these relationships towards long-term, formal contractual agreements.

e)	Establish administrative procedures especially those that are required for compliance with federal government contracting regulations.

f)	Serve as liaison with subcontractors and key suppliers and establish formal, long-term subcontract agreements with appropriate flow down provisions protecting DayStar.

g)	Assist in the establishment of the marketing plan and analysis including new customer identification.

h)	Other tasks as required and requested by designated DayStar representative.

Schedule B – Compensation Plan

2.0	The Contractor shall be compensated for this/her performance hereunder at a rate for Consultant services plus travel and other pre-agreed upon expenses undertaken at the direction of DayStar. A monthly retainer of $2,500 per month is payable according to Section 5 above. Monthly fees for representation include costs for photocopies, long distance telephone, facsimile, messenger, courier, overnight express charges and other office costs. DayStar will be billed separately for travel required in the representation, and any other nonstandard office expenses. Travel expenses not included in the above monthly fee will be approved by the appropriate DayStar representative in advance and included as a part of the next month’s billing.